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--------------------------                                                                       -----------------------------------
         FORM 4                                                                                             OMB APPROVAL
--------------------------                                                                       -----------------------------------
|_| Check this box if no                                                                         OMB Number:            3235-0287
longer subject to                                                                                    Expires:           January 31,
Section 16.  Form 4 or                                                                                                         2005
Form 5 obligations may                                                                           Estimated average burden hours
continue.  See                                                                                   per response 0.5
Instruction 1(b).                                                                                -----------------------------------

                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                                             Washington, D.C. 20549

                                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
               Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of         2.  Issuer Name and Ticker or Trading Symbol      6.  Relationship of Reporting Person to Issuer
    Reporting Person*                                                                            (Check all applicable)

    Stein     Jay       A.                      Hologic, Inc.  ("Holx")            ___X___ Director          _______ 10% Owner
---------------------------------------------------------------------------------
    (Last)  (First)  (Middle)   3.  IRS or Social Security   4.  Statement for     ___X___  Officer (give    _______ Other(specify
                                    Number of Reporting          Month/Year                 title below)                   below)
C/O Hologic Inc.                    Person (Voluntary)        August 2002                   Chairman and Chief Technical Officer
    35 Crosby Drive
--------------------------------                           -------------------------------------------------------------------------
             (Street)                                        5.  If Amendment,     7.  Individual or Joint/Group Filing (Check
                                    ###-##-####                  Date of Original      Applicable Line)
Bedford,    MA          01730                                 (Month/Year)             __X__ Form filed by One Reporting Person
                                                                                       _____ Form filed by More than One Reporting
                                                                                             Person
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(City)    (State)       (Zip)
                                                    TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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
1.  Title of Security    2.  Trans-    3.  Trans-   4.  Securities Acquired (A)     5. Amount of     6. Ownership      7. Nature of
     (Instr. 3)              action        action       or Disposed of (D)             Securities       Form:             Indirect
                             Date          Code         (Instr. 3, 4 and 5)            Beneficially     Direct (D) or     Beneficial
                             (Month/       (Instr.8)                                   Owned at         Indirect (I)      Ownership
                             Day/                                                      End of Month     (Instr. 4)        (Instr. 4)
                             Year)                                                     (Instr. 3
                                       -------------------------------------------     and 4)
                                       Code     V      Amount      (A) or  Price
                                                                   (D)
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Common Stock, $.01
 par value                   8/20/02     P      -       4,000        A     $10.02      280,077              D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                     Over
                                                                                                                     SEC 1474 (7-96)

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (continued)                Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                         (e.g. puts, calls, warrants, options, convertible securities)


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1. Title of Derivative    2. Conver-  3. Trans-  4. Transac-  5. Number of     6.  Date Exer-  7. Title             8. Price of
   Security                  sion of     action     tion         Derivative        cisable        and Amount           Derivative
   (Instr. 3)                Exercise    Date       Code         Securities        and            of Underlying        Security
                             Price of    (Month/    (Instr.      Acquired          Expiration     Securities           (Instr. 5)
                             Deriv-      Day/       8)           (A) or            Date           (Instr. 3 and 4)
                             ative       Year)                   Disposed of       (Month/
                             Security                            (D) (Instr.3,     Day/Year)
                                                                 4 and 5)
                                                 -------------------------------------------------------------------
                                                   Code   V      (A)    (D)        Date   Expi-            Amount
                                                                                   Exer-  ration   Title   or
                                                                                   cisa-  Date             Number
                                                                                   ble                     of Shares
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
Option*  (Right to buy)   $6.1875           -      -      -       -      -          1/1    4/4     COMMON
                                                                                    1996   2005     STOCK     8,000         *
                                                                                    ***
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Option** (Right to buy)   $8.25             -      -      -       -      -          1/1    6/28    COMMON
                                                                                    1996   2005     STOCK    90,000         *
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Option** (Right to buy)   $13.125           -      -      -       -      -          5/5    5/5     COMMON
                                                                                    1999   2007     STOCK    15,000         *
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Option** (Right to buy)   $13.125           -      -      -       -      -         12/15  12/15    COMMON
                                                                                    1998   2007     STOCK    10,000         *
                                                                                    ***
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Option** (Right to buy)   $6.00             -      -      -       -      -          12/8   12/8    COMMON
                                                                                    2000   2009     STOCK    10,000         *
                                                                                    ***
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Option** (Right to buy)   $6.9375           -      -      -       -      -          5/9    11/9    COMMON
                                                                                    2001   2010     STOCK    15,000         *
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Option** (Right to buy)   $5.00             -      -      -       -      -          1/25  10/25    COMMON
                                                                                    2001   2010     STOCK     5,000         *
                                                                                    ***
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Option** (Right to buy)   $5.05             -      -      -       -      -          10/1   10/1    COMMON
                                                                                    2002   2011     STOCK     1,000         *
                                                                                    ***
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Option** (Right to buy)   $10.26            -      -      -       -      -         11/13  11/13    COMMON
                                                                                    2002   2011     STOCK    50,000         *
                                                                                    ***
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--------------------------------------------------------
 9. Number      10. Owner-      11. Nature
    of              ship            of Indirect
    Deri-           Form of         Beneficial
    vative          Deriva-         Ownership
    Secu-           tive            Security
    rities          (Instr.         (Instr.4)
    Benefi-         Direct
    cially          (D) or
    Owned           Indirect
    at              (I)
    End             (Instr.4)
    of
    Month
    (Instr.4)

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
         -              D                    -
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         -              D                    -
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         -              D                    -
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         -              D                    -
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         -              D                    -
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         -              D                    -
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         -              D                    -
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         -              D                    -
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   204,000              D                    -
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Explanation of Responses:

* Employee Stock Option granted under the Hologic Inc. 1986 Combination Stock Option Plan
**      Employee Stock Option
***     Subject to vesting schedule
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
Note:   File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.


/s/ Jay A. Stein                                                 8/20/02
----------------------------------                               ---------------
**Signature of Reporting Person                                  Date

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a valid OMB Number.

                                                                          Page 2

                                                                 SEC 1474 (7-96)